Exhibit 99.1

CORPORATE OFFICE

37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES HAYDON ENTERPRISES

—Leading Provider of High-Precision Motion Control Products—

—Acquisition Will Add Approximately $0.05 Per Diluted Share to 2010 Earnings—

Paoli, PA, July 1, 2010 — AMETEK, Inc. (NYSE: AME) today announced that it has acquired Haydon Enterprises, a leading manufacturer of high-precision motion control products, from the Harbour Group, a private, St. Louis-based operating company, for approximately $270 million in cash. The acquisition of Haydon Enterprises is expected to add approximately $0.05 per diluted share to 2010 earnings and approximately $0.13 per diluted share to earnings in AMETEK’s first year of ownership.

Headquartered in Waterbury, CT, with additional manufacturing operations in Hollis and Milford, NH, and Changzhou, China, Haydon is a leader in linear actuators and lead screw assemblies for the medical, industrial equipment, aerospace, analytical instrument, computer peripheral and semiconductor industries with estimated annual sales of approximately $85 million.

“Haydon is an outstanding addition to AMETEK,” notes Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Haydon’s product line complements our highly differentiated technical motor business, which shares common markets, customers and distribution channels, and places AMETEK in a unique position as the premiere industry provider of high-end linear and rotary motion control solutions.”

Haydon joins AMETEK’s Electromechanical Group — a differentiated supplier of electrical interconnects, specialty metals, technical motors and systems, floor care motors and specialty motors with 2009 sales of $952 million.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with 2009 sales of $2.1 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

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AMETEK ACQUIRES HAYDEN ENTERPRISES

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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